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                                                                   EXHIBIT 12.1

                             LDM TECHNOLOGIES, INC.
          PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS, EXCEPT RATIOS)



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
                                                                                     Quarter ended
                                                Year ended September 29, 1996      December 29, 1996
                                                -----------------------------      -----------------
                                                      Pro Forma (a)                  Pro Forma (a)
                                                      -------------                  -------------
Earnings available for fixed charges:
  Income (loss) from continuing
  operations before income taxes, minority
  interest and extraordinary item                        $3,492                         $  722

  Interest, including amortization
  of debt issuance costs                                  5,676                          3,416


  Less, interest capitalized during the period             (780)                           (66)

  Amortization of capitalized interest                       16                              4

  Portion of operating lease rentals deemed to
  be interest                                               600                            218
                                                        -------                         ------

     Total earnings available for fixed charges          $9,004                         $4,294
                                                        =======                         ======

Fixed charges:

  Interest, including amortization of
  debt issuance costs                                    $5,676                         $3,416

  Portion of operating lease rentals deemed to
  be interest                                               600                            218
                                                         ------                         ------

     Total fixed charges                                 $6,276                         $3,634
                                                         ======                         ======

Ratio of earnings to fixed charges                          1.4                            1.2

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(a)  Gives effect only to the change in interest expense to the extent of the repayment of previously existing debt from proceeds of the Initial
     Offering.